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                            SCHAFER VALUE FUND, INC.

                              ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

          FIRST: The charter of Schafer Value Fund, Inc., a Maryland corporation (the "Corporation"), is hereby amended by deleting existing ARTICLE SECOND in its entirety and adding a new article to read as follows:

          "ARTICLE SECOND: Name. The name of the corporation (which is hereafter called the "Corporation") is Strong Schafer Value Fund, Inc."

          SECOND: The amendement to the charter of the Corporation as set forth above has been duly approved by the Board of Directors. Pursuant to Section 2-605(a)(4) of the Maryland General Corporation Law the approval of the stockholders of the Corporation is not required.

          THIRD: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

          FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all materials respects and that this statment is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this 12th day of January, 1996.

ATTEST:                                      SCHAFER VALUE FUND, INC.


/s/ BRENDAN J. SPILLANE                      By: /s/ DAVID K. SCHAFER  (SEAL)
________________________                         _______________________
Brendan J. Spillane                                   David K. Schafer
Secretary                                             President